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        (Letterhead of Deutsche Treuhand-Gesellschaft appears here)



                     TRANSIT-MEDIA GmbH



                     Financial statement
                     December 31, 1995
                     (with Independent Auditors' Report)

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        (Letterhead of Deutsche Treuhand-Gesellschaft appears here)


                     INDEPENDENT AUDITORS' REPORT

The Stockholders
TRANSIT-MEDIA GmbH:

We have audited the accompanying balance sheet of TRANSIT-MEDIA GmbH as of December 31, 1995 and the related statement of operations and cash flows for the period from July 13 through ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRANSIT-MEDIA GmbH at December 31, 1995, and the results of its operations and its cash flows for the period from July 13 through December 31, 1995, in conformity with generally accepted accounting principles.

June 28, 1996

                      (Signature appears here)
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                         TRANSIT-MEDIA GMBH
                           Balance Sheet
                          December 31, 1995

                   Assets                                   1995
                   ------                             ---------------
Current assets:
  Other receivable                                DM        15,992.45
                                                      ---------------
       Total current assets                                 15,992.45
Equipment, less accumulated depreciation
  of DM 2,161.86                                            11,464.00
                                                      ---------------

                                                  DM        27,456.45
                                                      ===============

      Liabilities and Stockholders' Equity
      ------------------------------------
Current liabilities:
  Bank borrowings                                 DM        27,612.38
  Trade payables                                            42,819.09
  Other payables                                            19,843.05
                                                      ---------------
       Total current liabilities                            90,274.52
Stockholders' equity:
  Capital stock                                             50,000.00
  Accumulated deficit                                     (112,818.07)
                                                      ---------------
    Net deficit in stockholders equity                     (62,818.07)
                                                      ---------------

                                                  DM        27,456.45
                                                      ===============

See accompanying notes to financial statements.

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                          TRANSIT-MEDIA GMBH
                       Statement of Operations
             Period from July, 13 through December 31, 1995

                                                            1995
                                                      ---------------
General and administrative expenses               DM      (114,691.29)
                                                      ---------------

  Operating loss                                          (114,691.29)
Other income (expense):
  Interest income                                               13.26
  Interest expense                                          (2,384.74)
  Other income                                               4,244.70
                                                      ---------------

       Total other income (expense)                          1,873.22
                                                      ---------------
       Net loss                                   DM      (112,818.07)
                                                      ===============

See accompanying notes to financial statements.

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                           TRANSIT-MEDIA GMBH
                         Statement of Cash Flows
              Period from July, 13 through December 31, 1995

                                                            1995
                                                      ---------------
Cash flow from operating activities:
  Net loss                                        DM      (112,818.07)
  Adjustments to reconcile loss to net cash
    used in operating activities:
    Depreciation of equipment                                2,161.86
    Changes in operating assets and liabilities:
      Increase in other receivables                        (15,992.45)
      Increase in bank borrowings                           27,612.38
      Increase in trade payables                            42,819.09
      Increase in other liabilities                         19,843.05
                                                      ---------------
      Net cash used in operating activities                (36,374.14)
Cash flow from investing activities:
  Purchases of equipment                                   (13,625.86)
                                                      ---------------
    Net cash used in investing activities                  (13,625.86)
                                                      ---------------
    Net decrease in cash and cash equivalents              (50,000.00)
                                                      ---------------
Cash and cash equivalents at beginning of period            50,000.00
                                                      ---------------
Cash and cash equivalents at end of period        DM            --
                                                      ===============
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for interest          DM         2,384.74
                                                      ===============

See accompanying notes to financial statements.

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                          TRANSIT-MEDIA GmbH
                     Notes to Financial Statements
                           December 31, 1995

(1) Organization and Summary of Significant Accounting Policies

    (a) Organization

    TRANSIT-MEDIA GmbH (The "Company") was established on July, 19, 1995 and began operating in August 1, 1995. The company was still in a start-up phase and expects to earn revenue from its operations beginning in third quarter 1996. The company intends to design and sell information technology to the public transit market and traveler's information stations.

    (b) Equipment

    Equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets (which range from three to ten years).

    (c) Use of Estimates in Preparation of Financial Statements

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) Other receivables

    Outstanding receivables mainly represent deductible added value tax which was collected in 1996. Therefore, no allowance for doubtful accounts has been provided.

(3) Bank borrowings

    The funds have been borrowed under a credit line of DM 200,000 secured by a guarantee of Mr. Huber and Mr. and Mrs. Damm (Shareholder -- see note 8.) The bank borrowings have been repaid and the guarantee has been withdrawn in connection with the transfer of shares to Digital Recorders, Inc. (see note 8).

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                              TRANSIT-MEDIA GmbH
                     Notes to Financial Statements, continued

(4) Other payables

    Other payables are mainly travel expenses to be paid to company's management.

(5) Capital Stock

    Capital stock of DM 50,000 is authorized and fully paid-in at par value.

(6) Leases

    The Company leases its premises under various operating leases which expire at various times in 1996 and 1997. Rent expense under these operating leases was DM 9,648.01 for the periods ended December 31, 1995.

    At December 31, 1995 future minimum lease payments under the noncancellable operating leases are as follows:

         Year ending December 31,
         1996                                               DM   17,540.64
         1997                                                    17,540.64
                                                                 ---------
         Total minimum lease payments                       DM   35,081.28
                                                                 =========

(7) Income Taxes

    The Company is subject to trade tax on income amounting to 14% of taxable income and to corporation tax which is determined on the basis of a 45% rate applicable to pretax earnings (after deduction on trade tax on income) less a credit of 15% on dividends paid. In addition, a solidarity surcharge of 7.5% of corporation tax is levied.

    The deferred tax effect has been calculated on the basis of a combined tax rate of 55% assuming the undistributed rate for corporation tax.

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                                  TRANSIT-MEDIA GmbH
                         Notes to Financial Statements, continued

    The components of net deferred tax assets as of December 31, 1995 are as follows:

       Deferred tax assets:
         Net tax effect of operating loss carryforwards     DM   61,000.00
                                                                ----------
           Total gross deferred tax asset                        61,000.00
         Less valuation allowance                               (61,000.00)
                                                                ----------
           Net deferred tax asset                           DM       --
                                                                ==========

    The Company has determined that the need for a valuation allowance arises due to the absence of prior taxable income.

    At December 31, 1995, the Company has net operating loss carryforwards for corporation tax and trade tax on income purposes of approximately
    DM 112,000.00 which are available to offset future taxable income.

    Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1995 will be allocated to income tax benefit that will be reported in the statement of operations in the year such benefits are realized.

(8) Subsequent Events

    On May 1, 1996 Digital Recorders, Inc. purchased 100% of the shares of the Company from its prior shareholders, Mr. Robert Huber (50%) and Mr. Hans Damm (50%).

    On May 2, 1996 the new shareholder Digital Recorders, Inc. payed $350,000.00 equivalent to DM 533,537.24, into capital reserves of TRANSIT-MEDIA GmbH.